[LOGO]
ARCA               Appliance Recycling Centers of America, Inc.
INCORPORATED       7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000


FOR IMMEDIATE RELEASE               FOR MORE INFORMATION CONTACT:
                                    Edward R. (Jack) Cameron (952) 930-9000
                                    Richard G. Cinquina, Equity Market Partners
                                    (612) 338-0810

      APPLIANCE RECYCLING CENTERS OF AMERICA REPORTS FOURTH QUARTER RESULTS

       FOURTH QUARTER SAME-STORE APPLIANCE SALES UP 7%; 12% FOR FULL YEAR

MINNEAPOLIS, MN--MARCH 5, 2003--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $9,208,000 for the fourth quarter of 2002 ended December 28, down from $12,306,000 in the year-earlier period. The Company also reported a net loss of $717,000 or $0.24 per diluted share, compared to earnings of $360,000 or $0.11 per diluted share in the fourth quarter of 2001.

For full-year 2002, revenues totaled $45,720,000, up modestly from $43,810,000 in 2001. Net income for 2002 came to $332,000 or $0.10 per diluted share, compared to $2,646,000 or $0.86 per diluted share in 2001.

ARCA ended the year with cash and investments of $2,802,000, up from $506,000 at the beginning of 2002. The majority of the increased cash was generated by refinancing two facilities. A portion of the total cash proceeds from these financings was used to pay down most of the Company's highest rate long-term debt. The significantly lower interest rates on its new mortgages and the pay down of its most costly debt are expected to have a positive impact on ARCA's overall cost structure during the coming year.

Edward R. (Jack) Cameron, president and chief executive officer, commented:
"ARCA's ApplianceSmart retail operation continued making excellent progress in 2002. Despite the nation's persistently weak economy, ApplianceSmart's same-store and total retail sales increased strongly,


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reflecting growing consumer acceptance of our special-buy retail concept and our ability to successfully execute this strategy. Much of the strong showing of our ApplianceSmart operation was offset by reduced appliance recycling volumes in support of California residential energy conservation programs. In comparison to 2001 during the state's energy crisis, residential energy conservation has ceased being a front burner issue in California for the time being. This dramatic change resulted in a lower number of California residential energy conservation initiatives in 2002."

ApplianceSmart fourth quarter same-store sales, a comparison of the eight factory outlets open during the complete fourth quarters of 2002 and 2001, increased 7.0%. For the five factory outlets open during full years 2002 and 2001, same store sales were up 12.3%. Total retail sales in this year's fourth quarter increased 13% and were up 36% for the year. One new ApplianceSmart factory outlet was opened in 2002: a 30,000-square-foot superstore in a retail complex in Reynoldsburg, Ohio, a suburb of Columbus. ApplianceSmart opened a 33,000-square-foot factory outlet superstore in Champlin, Minnesota in February 2003. Sited at a high-traffic location in a rapidly growing Minneapolis-St. Paul suburb, the new Champlin factory outlet is ApplianceSmart's fourth in the Twin Cities.

In January 2003, ApplianceSmart became a provider of reverse logistics services for the GE Consumer Products unit of GE (NYSE: GE), enabling ApplianceSmart to sell special-buy GE appliances through its factory outlets. As a result of this new relationship, ApplianceSmart is now selling the special-buy appliances of the nation's four largest appliance manufacturers: Maytag, Whirlpool, Frigidaire and GE.

Recycling revenues declined 70% in the fourth quarter from the year-earlier period and by 29% for the year. During 2001, ARCA recycled an all-time record 138,000 refrigerators, freezers and window air conditioners under three California energy conservation programs. This large number of appliances recycled was driven by the urgent need to address the state's energy crisis at that time. With the passing of the California energy crisis, ARCA's recycling volumes declined to approximately 89,000 appliances during the past year. By year-end 2002, two of these three energy conservation program had lapsed, leaving only California's statewide recycling program.

Cameron said: "We currently believe 2003 will be another year of solid growth for ApplianceSmart, and we plan to continue investing in this operation with the goals of opening additional factory outlets and further strengthening the ApplianceSmart brand image through aggressive advertising. California's 2002


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statewide program has been rolled over into this year's first quarter, pending approval of the 2003 program by the Public Utilities Commission. At this time, we are seeing indications of renewed interest in residential energy conservation programs by electric utilities around the nation. This interest is being spurred by consumer demand for greater energy efficiency due to steadily rising energy prices. ARCA is currently pursuing various recycling opportunities that could have a positive impact on our recycling operations in 2003."

ABOUT ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation's leading retailers of special-buy household appliances, primarily those manufactured by Whirlpool Corporation, Maytag Corporation, Frigidaire and GE. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of February 2003, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Dayton, Ohio, market; and one in Los Angeles. ARCA is also one of the nation's largest recyclers of major household appliances for the energy conservation programs of electric utilities.

                                      # # #

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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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Visit our web site at www.arcainc.com
                      ---------------


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APPLIANCE RECYCLING CENTERS OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
4th Quarter 2002 Results
(000'S OMITTED EXCEPT FOR SHARE AMOUNTS)

                                                                            THREE MONTHS                   TWELVE MONTHS
                                                                                ENDED                          ENDED
                                                                    -----------------------------    ---------------------------
                                                                       DEC.28           DEC. 29        DEC. 28         DEC. 29
                                                                        2002             2001           2002            2001
                                                                    -----------       -----------    -----------    ------------
REVENUES
     Retail                                                             $7,430            $6,585        $29,893         $22,037
     Recycling                                                           1,596             5,375         14,625          20,506
     Byproduct                                                             182               346          1,202           1,267
                                                                    -----------       -----------    -----------    ------------
          Total revenues                                                $9,208           $12,306        $45,720         $43,810

COST OF REVENUES                                                         6,474             7,654         29,946          26,481

                                                                    -----------       -----------    -----------    ------------
     Gross profit                                                       $2,734            $4,652        $15,774         $17,329

SELLING, GENERAL & Administrative Expenses                               3,636             3,874        14,032           12,580
                                                                    -----------       -----------    -----------    ------------
    Operating income (loss)                                             ($902)              $778         $1,742          $4,749

OTHER INCOME (EXPENSE)
     Other income                                                           26                17             47              88
     Interest expense                                                    (323)             (284)        (1,236)         (1,074)

                                                                    -----------       -----------    -----------    ------------
     Income (loss) before provision for income taxes                  ($1,199)              $511           $553          $3,763

PROVISION (BENEFIT) FOR INCOME TAXES                                     (482)               151            221           1,117

                                                                    -----------       -----------    -----------    ------------
     NET INCOME (LOSS)                                                  ($717)              $360           $332          $2,646
                                                                    ===========       ===========    ===========    ============

     BASIC INCOME (LOSS) PER COMMON SHARE                               (0.31)              0.16           0.14            1.15
                                                                    ===========       ===========    ===========    ============

     DILUTED INCOME (LOSS) PER COMMON SHARE                             (0.24)              0.11           0.10            0.86
                                                                    ===========       ===========    ===========    ============

     BASIC WEIGHTED AVERAGE NO. OF COMMON SHARES OUTSTANDING             2,324             2,297          2,320           2,291
                                                                    ===========       ===========    ===========    ============

     DILUTED WEIGHTED AVERAGE NO. OF COMMON SHARES OUTSTANDING           3,008             3,307          3,196           3,068
                                                                    ===========       ===========    ===========    ============